Exhibit 5.8

November 5, 2018

TO: First Majestic Silver Corp.

In connection with the Registration Statement on Form F-10 (File No. 333-227855) of First Majestic Silver Corp. (the “Registration Statement”), I hereby consent to the references in the Registration Statement to my name and the report entitled “San Dimas Property, San Dimas District, Durango and Sinaloa State, Mexico, Technical Report for Primero Mining Corp.”, dated April 18, 2014 (the “Report”), and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Report and extracts from or a summary of the Report.

Sincerely,

/s/ Gabriel Voicu
Gabriel Voicu, P. Geo.